                              CONFIRMING STATEMENT

        This Statement confirms that the undersigned has authorized and designated Yang Zhao and Patricia Niu of MEMSIC, Inc. and Robert L. Birnbaum and
Robert W. Sweet of Foley Hoag LLP, each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of MEMSIC, Inc. The authority of Yang Zhao, Patricia
Niu, Robert L. Birnbaum and Robert W. Sweet under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of
MEMSIC, Inc., unless earlier revoked in writing. The undersigned acknowledges that Yang Zhao, Patricia Niu, Robert L. Birnbaum and Robert W. Sweet are serving in the capacity as attorney-in-fact at the request of the undersigned and are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

        This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned's filing obligations with respect to securities of MEMSIC, Inc. who is not named herein, and this
Statement replaces and supersedes any such prior confirming statement.

Dated: 12/26/08                         /s/ Lawrence A. Kaufman
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                                        Lawrence A. Kaufman